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EXHIBIT 10.1

Employment Agreement, dated September 19, 2002
between the Company and William B. Langsdorf

September 19, 2002

William Langsdorf

Dear Bill:

        The Wet Seal, Inc. is pleased to offer you employment as Senior Vice President, Chief financial Officer reporting to Walter Parks, Chief Administrative Officer. Your start date would be Tuesday, October 8, 2002.

        Should you accept employment with The Wet Seal, Inc. you will receive a starting bi-weekly base salary of $11,538.47 (26 pay periods per year). Annually, this figure is $300,000.

        The Company will grant you 50,000 options of Wet Seal stock at the greater of the closing price existing on your hire date or the 30 market day average ending on and including your hire date. These shares will vest annually over 5 years beginning on the first anniversary of your grant date.

        In addition, you will be eligible to receive a 30% pro-rated bonus in the current year based on earnings per share during the fall season, with a potential of up to 50% based on exceeding the overall company earnings per share goals.

        You are eligible for a medical, dental, life insurance and a vision discount plan effective the first of the month following your hire date. Additional benefits, such as a 401(k) plan, Employee Stock Purchase Plan, holiday and sick pay are provided as part of Wet Seal's standard benefits program.

        Vacation accrues at the rate of three weeks during the first year of employment with Wet Seal. Vacation will accrue at the rate of four weeks per year during your tenth year.

        Effective on your hire date, you will be able to utilize a 60% shopping discount at any of our Wet Seal, Contempo Casuals, Zutopia and Arden B. stores.

        Employment at The Wet Seal, Inc. is on an "at-will" basis, which means that either the company or the employee may terminate the employment relationship at any time for any reason. Nothing in this letter alters the "at will" agreement.

        Should any one of the following three events occur within the first year of your employment, you will be entitled to receive one year of Annual Base Salary as severance: (1) you are terminated for a reason other than for "Cause" (as defined below); (2) you are demoted to a position, other than for "Cause" and other than Vice President of the Company, with materially reduced salary or responsibilities, and you choose to resign within 30 days thereafter; or (3) the Company's assets are sold and you are terminated other than for "Cause" within 12 months of the sale. There can be no event triggering severance after the first year of employment (12 months from the Start Date).

        For purpose of the preceding paragraph only, "Cause" is herein defined as any of the following: (a) your breach of any of the Companies' policies or procedures; (b) your commission of any act of theft, embezzlement or misappropriation against the Company or any of its respective parents, affiliates, subsidiaries or successors (together "Companies"); (c) your neglect, malfeasance, nonfeasance, or failure in the performance of the your services to the Companies; (d) your willful misconduct or unethical behavior or insubordination; (e) your failure to follow the directions given by the CEO or Board of Directors; (f) your conviction of, or plea or nolo contendere to, a felony, serious misdemeanor, or any crime involving either moral turpitude or the Companies: (g) your use of illegal drugs, or the abuse of either alcohol or legally prescribed drugs which adversely affects the Companies; (h) your sexual harassment or discrimination of any employee, independent contractor or customers of the Companies; (i) or any act which leads to the disparagement or damage to the Companies or their reputation. The Company will not ask Employee to perform any task which is illegal or which the Company considers unethical.

        Any dispute arising out of the employment contemplated herein, termination or severance thereof, or those involving statutory claims including but not limited to the Age Discrimination in Employment Act of 1967, the California Fair Employment and Housing Act, Title VII of the Civil Rights Act of 1964 and the Americans With Disabilities Act, each as amended, will be construed under the laws of the State of California and must be exclusively and confidentially submitted to arbitration through a single neutral arbitrator through JAMS in Orange County, CA., subject to all JAMS then governing rules, both sides waiving jury by trial rights. JAMS fees will be split equally and any arbitrator decision shall be final and binding and may be entered in any court having jurisdiction. Reasonable attorneys' fees of the prevailing party to be paid by non-prevailing party.

        In accepting this employment, we need you to agree that you will not divulge any Companies' trade secrets or information, either during or after your employment (trade secrets and information being defined as broadly as possible, including but not limited to, prices, vendors, contractors, all information of any kind, designs, drawings, customers, employee compensations, etc.), that any inventions or ideas derived by you through the use of any company material, facility, personnel or information or on company time is the sole property of the Company, during your employment you will not engage in any activity competitive with the companies' interests, and will not solicit, employ or entice or lure away any of Companies' employees for a period of one year following the end of your employment or severance.

        This offer is contingent upon proper U.S. work authorization and successful completion of final reference checks and a background investigation.

        I look forward to you joining our team! Please sign your acceptance of this employment opportunity below and return it in the enclosed pre-addressed envelope.

Sincerely,

/s/ Pamela O'Conner Furlong

Pamela O'Connor Furlong
Vice President, Human Resources

        I accept the terms and conditions of this offer letter.

/s/ WILLIAM B. LANGSDORF Signature	September 25, 2002 Date	October 8, 2002 Start Date

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Employment Agreement, dated September 19, 2002 between the Company and William B. Langsdorf